Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191
CONTACT:
Matt Brusch, Director of Communications
mbrusch@tier.com
(571) 382-1048

Tier Provides Update Regarding Nasdaq Extension

RESTON, Va., March 27, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), (“Tier” or the “Company”) announced today that as previously reported, on March 10, 2006, Tier received the decision of the Nasdaq Listing Qualifications Panel (the “Panel”) granting the Company’s request for continued listing of its common stock on The Nasdaq National Market, subject to certain conditions. One of the Panel’s conditions for continued listing requires that the Company file with the Securities and Exchange Commission (the “SEC”) by May 5, 2006, its Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the quarter ended December 31, 2005.

The Company has now concluded that it is unlikely it will be in a position to file those reports with the SEC by the May 5, 2006 deadline established by the Panel. The delay relates primarily to the Company’s ongoing work in reconciling certain accounting records at one of its payment processing centers. As previously reported, the Company discovered unreconciled accounts at that one payment processing center relating to amounts owed to the Company as a result of both (1) insufficient-funds checks received by the Company from child-support payers, and (2) over-payments made by the Company. On November 2, 2005, the Board of Directors approved the engagement of a forensic accounting firm to assist it with the project of reconciling these accounting records. That firm was initially scheduled to provide the Company with final reconciled accounts by February 15, 2006; however, a number of issues have been identified with the reconciliations provided by that firm, which requires additional effort to resolve.

As a result of additional effort needed to complete the reconciliations of this payment processing center and the anticipated time it will take for the appropriate audits to be completed, on Friday, March 24, 2006, the Company sent a letter to Nasdaq reporting that it is unlikely to be able to meet the May 5, 2006 deadline imposed by the Panel for continued listing, and requesting an extension of that deadline until June 5, 2006. The Company can provide no assurance that the Panel will grant an extension and allow Tier to maintain the listing of its common stock on The Nasdaq National Market. If the Panel does not grant the extension, or if Tier is not able to meet other previously reported requirements of the Panel’s March 10, 2006 decision, Tier’s common stock could be delisted from The Nasdaq National Market.

Audit Committee Independent Investigation

On December 14, 2005, the Company announced that it expected to restate its historical financial statements. As previously reported, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) retained an independent law firm, Ropes & Gray LLP, in

December 2005 to conduct an independent investigation of restatement-related issues, which is now nearing completion.

The scope of the Audit Committee investigation includes: (i) examination of the qualitative and financial reporting issues giving rise to the restatement, including the issues Tier’s management brought to the Audit Committee’s attention; (ii) review of Tier’s proposed restatement and related filings as they are prepared by the Company; (iii) review of accounting control and management issues that come to the Audit Committee’s attention during the course of its investigation; and (iv) identification of remedial measures that the Audit Committee recommends the Company implement in light of its findings.

The Audit Committee has undertaken substantial efforts to-date during the course of this investigation, including conducting a number of witness interviews, identifying and collecting voluminous documents from the Company relating to the issues being investigated and consulting with KPMG on forensic and accounting matters. The document collection and review process, as well as the interview process, is largely complete. In view of the efforts and progress described above, the Committee continues to expect to be able to provide a substantive status report to the Panel on the investigation by April 5, 2006, and a final report to the Panel on the investigation by April 21, 2006, and thereby satisfy the applicable conditions of continued listing of the Company’s common stock established by the Panel.

About Tier

Tier Technologies (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended September 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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